Exhibit 99.3

Zale Commentary on Third Quarter Fiscal Year 2014 Earnings Deck

Slide 3 – Q3 Fiscal Year 2014 Financial Highlights

Revenues for the third quarter were $431 million compared to $443 million for the same quarter in the prior year. The $12 million decline was primarily due to the impact from the net decrease of 78 retail locations versus prior year and the impact from a decline in the Canadian currency exchange rate, partially offset by our 1.9% constant currency comp store growth.  A reconciliation of the overall change in reported revenue to the 1.9% comp store growth rate can be found on slide 14 in the appendix section of the deck.

The impact from foreign exchange rate movement has been more significant than normal during this fiscal year.  In the third quarter, the average Canadian currency rate weakened 8% relative to the U.S. dollar in the quarter.  This change in Canadian exchange rate had an adverse impact for the quarter on our overall revenue of $5 million dollars and $600 thousand on the bottom line.

For the third quarter, we achieved gross margin of $241 million, or 56.0% of revenues, compared to $233 million, or 52.6% of revenues, for the prior year period. The 340 basis point improvement is primarily due to the benefits generated from our sourcing initiatives, changes to our promotional cadence and a favorable commodity cost environment.  Sixty percent of the gross margin rate improvement was due to lower merchandise costs.  Included in this category are our sourcing initiatives, lower commodity costs and the impact these items have on our Last In, First Out (“LIFO”) accounting.   During the quarter, the company recorded a $3 million credit from LIFO compared to a $2 million charge in the prior year, resulting in a year over year benefit of $5.1 million.  The company utilizes LIFO accounting in our U.S. businesses.  Under LIFO accounting, the impact of changes in merchandise costs is recognized in the income statement earlier than under average cost or other accounting methodologies.   When merchandise costs are increasing, LIFO accounting results in a reduction in our gross margin.  This was the case in fiscal 2011 through fiscal 2013 when overall diamond costs were rising.  In fiscal 2014 the company has experienced a reduction in merchandise costs as a result of our sourcing initiatives, stable diamond prices and lower gold prices.  As a result, LIFO accounting is now generating an increase in gross margin.  For historical information on the LIFO impact on Zale financial results, please refer to the company’s Form 10Q and 10K filings.

The remaining 40% of the gross margin rate improvement for the third quarter is primarily due to changes made to our promotional cadence involving storewide events and individual merchandise category promotions.

SG&A expenses for the quarter were $220 million, or 51.1% of revenues.   When excluding the $5.9 million of transaction costs, SG&A expenses for the quarter were $214 million or 49.7% of revenues compared to $215 million, or 48.6% of revenues, in the quarter last year.  This increase in rate was primarily driven by a slight deleverage of our cost structure due to the reduction in overall revenues.  The $5.9 million of transaction costs, which were expensed in the third quarter, represent professional fees and other costs related to the proposed merger with Signet Jewelers.

Operating margin for the quarter was 3.2%, or 4.6% when excluding the $5.9 million of transaction costs.  Operating margin was up significantly compared to the prior year’s 2.2% operating margin.  This improvement was driven by the gross margin rate improvement already mentioned.

Income taxes for the quarter were a benefit of $300 thousand due primarily to the Operating Losses in our Canadian Subsidiary.  Income Tax Expense related to Operating Earnings in the U.S. for the quarter were offset by the use of our existing federal income tax NOL’s.  The company has recorded a full valuation allowance on the net Deferred Tax Assets, including the NOL’s.

Net earnings were $0.19 per diluted share, or $0.32 per diluted share when excluding the $5.9 million of transaction costs, compared to $0.13 per diluted share in the prior year quarter.   Diluted share count for the quarter was 45.9 million compared to the prior year third quarter of 39.3 million.   This increase was due to the significantly higher share price during this year’s third quarter compared to the prior year.  The higher share price increases the dilutive impact of the Golden Gate Capital warrants and outstanding employee equity awards.  Golden Gate Capital exercised all of its warrants to purchase Zale common stock on March 18, 2014.

Slide 4 – Drivers of Improvement in Net Earnings Q3 FY13 to Q3 FY14

The main drivers of the third quarter 2014 improvement in net earnings are outlined below.  Starting with last year’s net earnings of $5.1 million:

•	The gross margin impact from the $12 million revenue decline is a decline of $6.1 million. This amount represents the revenue decline compared to prior year multiplied by the prior year’s gross margin rate of 52.6%.

•	The next driver represents the $14.5 million earnings improvement due to the gross margin rate improvement. As previously stated, this improvement was due to our sourcing initiatives, lower commodity costs and a favorable impact from recent changes to our promotional cadence. As shown on the chart, the impact from LIFO accounting in the third quarter was a favorable $5.1 million.

•	SG&A expenses were relatively flat compared to prior year when excluding the $5.9 million of transaction costs.

•	There was also a $1.2 million favorable impact primarily due to lower depreciation as a result of net store closures over the last several years and lower capital spending.

•	Total earnings improvement from these drivers is $9.6 million, bringing our third quarter fiscal 2014 net earnings to $14.7 million.

•	And finally, including the transaction costs of $5.9 million, we get to our reported net income for the quarter of $8.8 million.

Slide 5 – Q3 FY14 Comparable Store Sales Detail

This quarter, as we stated earlier, total company comp was up 1.9% at constant exchange rates or 0.6% on a U.S. dollar basis.  This follows a 2.6% rise at constant exchange rates or 2.3% on a U.S. dollar basis in last year’s third quarter.  As a reminder, comps on this page include sales from the associated online businesses.

Zales branded stores had an increase in comparable store sales of 2.1%.  This increase follows a 3.9% rise in the same period last year.  The performance of the Zales brand will continue to be the cornerstone of our future growth strategy as it represents approximately 65% of our revenue.

U.S. Fine Jewelry brands, including our regional brand, Gordon’s Jewelers, had an increase in comparable store sales of 2.0% in the third quarter of 2014.  This increase follows a 2.7% rise in the same period last year.

Peoples branded stores had an increase in comparable store sales of 4.6% in the quarter at constant exchange rates on top of a 4.6% comp in the prior year period.  Our People’s brand represents approximately 14% of our overall revenue.  On a U.S. dollar reported basis, comparable store sales were down 4.0% in the quarter following a 2.6% rise in last year’s third quarter.

Our Canadian Fine Jewelry brands, consisting of Peoples and Mappins, had an increase in comparable store sales of 3.2% at constant exchange rates, on top of a 1.8% comp in the prior year period.  On a U.S. dollar reported basis, comparable store sales were down 5.2% in the third quarter following a 0.1% decline in last year’s third quarter.

In the third quarter, Piercing Pagoda had a comparable store sales decline of 0.1% following a 2.9% rise in the same period last year.  Our Piercing Pagoda business, being principally kiosk-based, is more sensitive to mall traffic trends, which have been widely reported as down from the prior year.  It is important to note we did see a significant improvement in our gross margin rate for the Pagoda business compared to the prior year.

From a merchandise perspective, our third quarter comp was driven by our bridal business, spearheaded by strong growth from our exclusive merchandise.  Our overall exclusive merchandise represented over 14% of our fine jewelry revenue compared to 11% in the prior year.  Offsetting this performance in exclusive products was lower than expected performance in our core assortment.

Slide 6 – Q3 Fiscal Year 2014 Balance Sheet and Liquidity

As of April 30, 2014, the company had cash and cash equivalents of $22 million compared to $26 million at April 30, 2013.

Inventory at April 30, 2014 stood at $845 million compared to $828 million at the end of the third quarter last year.  This change is the result of expansion in our successful bridal and exclusive merchandise, partially offset by the utilization of inventory from closed stores and the impact of the lower Canadian exchange rate.

Our year to date free cash flow was a net outflow of $40 million, compared to a net outflow of $12 million in the prior year.  Free cash flow is a non-GAAP measure defined as net cash (used in) provided by operating activities plus net cash used in investing activities.

The change in free cash flow compared to the prior year is due to both increased working capital and capital expenditure investments.

Capital expenditures in the first nine months totaled $28 million compared to $16 million in the same period last year. Expenditures in the first nine months of fiscal 2014 were primarily for store refurbishment and enhancement projects, as well as technology investments in our stores.  As of April 30, 2014 we had completed approximately 40% of the POS and connectivity upgrades in our fine jewelry stores.  We are continuing the POS and connectivity upgrades and expect to have them completed by September 2014.

As of April 30, 2014, the company had total outstanding debt of $454 million, down $12 million compared to $466 million as of April 30, 2013.  In addition to the term loan of $80 million, long-term debt included $372 million borrowed under the revolving credit facility and $2 million of capital leases.  We ended the quarter with a net debt position of $432 million, compared to $440 million in the prior year.  This reduction in debt is primarily due to the favorable $38 million payment we received in fourth quarter of fiscal 2013 related to the Alliance Data Systems agreement.

As of the end of the quarter, the company’s total net revolver availability was $238 million.  Our fixed charge coverage ratio stood at 2.0, which is significantly above the key threshold of 1.0.  Maintaining this ratio above 1.0 provides the company with additional flexibility relating to liquidity and future capital planning.

We ended the quarter with 1,013 fine jewelry stores and 616 kiosks for a total of 1,629 retail locations compared to prior year store count of 1,076 fine jewelry stores and 631 kiosks for a total of 1,707 retail locations.  A slide is included in the appendix of our presentation, slide 17, which contains current store count by brand.

Slide 7 – YTD Fiscal Year 2014 Financial Highlights

This slide walks through our year-to-date fiscal 2014 financial highlights.  Revenues for the first nine months were $1,450 million compared to $1,471 million for the same period in the prior year. The $21 million decline was primarily due to the revenue impact from the net decrease of 78 retail locations versus prior year and the impact from a decline in the Canadian currency exchange rate, partially offset by our 2.7 percent constant currency comp store growth.  A reconciliation of our overall change in reported revenue to the 2.7 percent comp store growth rate can be found on slide 14 in the appendix section of the deck.

The impact from foreign exchange rate movement has been more significant this fiscal year than normal.  The average Canadian currency rate weakened 7 percent relative to the U.S. dollar in this year-to-date period.  This change in Canadian exchange rate had an adverse impact for the nine month period on our overall revenue of $17 million dollars and approximately $2 million on the bottom line.

For the first nine months, we achieved gross margin of $783 million, or 54.0% of revenues, compared to $763 million, or 51.9% of revenues, for the prior year period. The 210 basis point improvement is primarily due to the benefits generated from our sourcing initiatives, changes to our promotional cadence and a favorable commodity cost environment.  Sixty-five percent of the gross margin rate improvement was due to lower merchandise costs.  Included in this category are our sourcing initiatives, lower commodity costs and the impact these items have on our LIFO accounting.   During the nine months, the company recorded a $7 million credit from LIFO compared to a $5 million charge in the prior year, resulting in a year over year benefit of $11 million.  For further discussion on LIFO accounting please see commentary on slide three.

The remaining 35% of the gross margin rate improvement for the third quarter is primarily due to changes made to our promotional cadence involving storewide events and individual merchandise category promotions.

SG&A expenses for the first nine months were $708 million, or 48.9% of revenues.   When excluding the $5.9 million of transaction costs, SG&A expenses for the period were $703 million or 48.4% of revenues compared to $701 million, or 47.6% of revenues, in the same period in the prior year.  This increase in rate was primarily driven by a slight deleverage of our cost structure due to the reduction in overall revenue and due to higher marketing spend during the Holiday period compared to the prior year.  As stated earlier, the $5.9 million of transaction costs, which we recorded in the third quarter, represents professional fees and other costs related to the proposed merger with Signet Jewelers.

Operating margin for the first nine months was 3.5%, or 4.0% when excluding the $5.9 million of transaction costs.  Operating margin was up compared to the prior year’s 2.6 percent operating margin.  This improvement was driven by the gross margin rate improvement already mentioned.

Net earnings were $0.71 per diluted share, or $0.84 per diluted share when excluding the $5.9 million of transaction costs, compared to $0.45 per diluted share in the prior year period.   Diluted share count for the first nine months was 45.2 million compared to the prior year period of 40.1 million.   This increase was due to the significantly higher share price during this year’s first nine months compared to the prior year period.  The higher share price increases the dilutive impact of the Golden Gate Capital warrants and outstanding employee equity awards. Golden Gate Capital exercised all of its warrants to purchase Zale common stock on March 18, 2014.

Slide 8 – Drivers of Improvement in Net Earnings YTD FY13 to YTD FY14

The main drivers of the first nine months of fiscal 2014 improvement in net earnings have been outlined below:

Starting with last year’s net earnings of $18 million:

•	The gross margin impact from the $21 million revenue decline is a decline of $10.7 million. This amount represents the revenue decline multiplied by the prior year’s gross margin rate of 51.9%

•	The next driver represents the $30.5 million earnings improvement due to the gross margin rate improvement. As previously stated, this improvement was due to our sourcing initiatives, lower commodity costs and a favorable impact from our recent changes to our promotional cadence. As shown on the chart, the impact from LIFO accounting in the first nine months was a favorable $11.4 million.

•	SG&A expenses were $1.9 million higher compared to the prior year period when excluding the $5.9 million of transaction costs. This increase is primarily due to higher marketing and other corporate costs during the Holiday period.

•	There was also a $2.3 million favorable impact primarily due to lower depreciation as a result of net store closures over the last several years and lower capital spending.

•	Total earnings improvement from these drivers total $20.2 million, bringing our year-to-date fiscal 2014 net earnings to $38.2 million.

•	And finally, adjusting for the transaction costs of $5.9 million, we get to our reported net income for the quarter of $32.3 million.

Slide 9 – YTD FY14 Comparable Store Sales Detail

For the first nine months of fiscal 2014, total company comp was up 2.7% at constant exchange rates or 1.5% on a U.S. dollar basis.  This follows a 2.7% rise at constant exchange rates or 2.9% on a U.S. dollar basis in last year’s first nine months.  As a reminder, comps on this page include sales from the associated online businesses.

Zales branded stores had an increase in comparable store sales of 4.2%.  This increase follows a 4.0% rise in the same period last year.  The performance of the Zales brand will continue to be the cornerstone of our future growth strategy as it represents approximately 65% of our revenue.

U.S. Fine Jewelry brands, including our regional brand, Gordon’s Jewelers, had an increase in comparable store sales of 3.5% in the first nine months of 2014.  This increase follows a 3.1% rise in the same period last year.

Peoples branded stores had an increase in comparable store sales of 4.6% in the quarter at constant exchange rates on top of a 4.4% comp in the prior year period.  Our People’s brand represents approximately 14% of our overall revenue.  On a U.S. dollar reported basis, comparable store sales were down 2.4% in the quarter following a 6.0% rise in last year’s third quarter.

Our Canadian Fine Jewelry brands, consisting of Peoples and Mappins, had an increase in comparable store sales of 3.3% at constant exchange rates, on top of a 1.7% comp in the prior year period.  On a U.S. dollar reported basis, comparable store sales were down 3.6% in the first nine months following a 3.2% rise in the same period last year.

In the first nine months, Piercing Pagoda had a comparable store sales decline of 2.4% following a 1.9% rise in the same period last year.  Our Piercing Pagoda business, being principally kiosk-based, is more sensitive to mall traffic trends, which have been widely reported as down from the prior year.  It is important to note we did see a significant improvement in our gross margin rate for the Pagoda business compared to the prior year.

Slide 10 – May 2014 Month-to-Date Financial Update

We have experienced a challenging start to the fourth quarter as it relates to sales.  For the first 18 days of May, comparable store sales were down 2.2% on a constant currency basis and down 3.4% on a U.S. dollar reported basis; however, our gross margin rate is expected to remain consistent with performance in the third quarter.

The 18-day period includes the Mother’s Day selling period, which is our third largest holiday of the year, behind Christmas and Valentine’s Day.  We would traditionally expect that as of May 18th approximately 30% of the quarter’s revenue would be in.

Slide 11 – Performance Assessment for Q3 YTD / FY14

Our performance for the first three quarters of this fiscal year has been highlighted by slower than expected top line growth, offset by a more favorable than expected result with our gross margin rate.

Our same store constant currency sales comp trend is as follows:

Q1 = 5.4%, Q2 = 1.9%, Q3 = 1.9%

Our gross margin rate improvement has been driven by the following initiatives:

Benefits generated from our sourcing initiatives, changes to our promotional cadence and a favorable commodity cost environment.  Sixty five percent of the gross margin rate improvement was due to lower merchandise costs.  Included in this category are our sourcing initiatives, lower commodity costs and the impact these items have on our LIFO accounting.   During the first nine months, the company recorded a $7 million credit from LIFO compared to a $5 million charge in the prior year, resulting in a year over year benefit of $11 million.  For further discussion on LIFO accounting please see commentary on slide three.

The remaining 35 percent of the gross margin rate improvement is primarily due to changes made to our promotional cadence involving storewide events and individual merchandise category promotions.

Given our third quarter sales performance, and the slow start to May, we believe there will be a meaningful shortfall to Plan for Fiscal 2014 relating to Revenue.

For the fourth quarter, we believe our gross margin rate will remain significantly above the level reflected in the prior year fourth quarter’s results, consistent with the year-to-date trend.

The main risk to achieving our FY14 EBITDA Business Plan of $92 million is our sales performance in the fourth quarter and our ability to overcome the sluggish Mother’s Day sales performance.

The $92 million FY14 EBITDA Business Plan represents a 36% increase over the prior year results.

Achieving improved same store sales comps will be an increasingly important component to achieving our FY 2015 and FY 2016 EBITDA Business Plans.

Forward-Looking Statements and Use of Non-GAAP Financial Measures

This presentation contains forward-looking statements, including statements regarding future sales, expected operating performance, expenses, margins, profitability, earnings, interest expense, effective tax rate, merchandising and marketing initiatives and industry growth forecasts. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; if the Company does not achieve targeted sales growth its operating results and earnings will be adversely impacted; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; the financing market remains difficult, and if we are unable to meet the financial commitments in our current financing arrangements it will be difficult to replace or restructure these arrangements; changes in regulatory requirements may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance; the Company's and Signet Jewelers Limited's ("Signet") ability to consummate the proposed acquisition of the Company by Signet; the conditions to the completion of the proposed transaction being satisfied, including the receipt of stockholder approval; operating costs, customer loss and business disruption (including difficulties in maintaining relationships with employees, customers, competitors or suppliers) may be greater than expected following the announcement of the proposed transaction; and the retention of certain key employees of the Company may be difficult.  Additional information and other factors are contained in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2013, and subsequent reports on Form 10-Q and 8-K filed with the Securities and Exchange Commission (“SEC”). Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements made by the Company, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date of this communication, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after such date.

This presentation contains certain non-GAAP measures as defined by SEC rules. One of these non-GAAP measures is EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization.  A second non-GAAP measure is adjusted EBITDA, which is further adjusted to exclude charges related to store closures.  A third non-GAAP measure is free cash flow, which is defined as net cash (used in) provided by operating activities plus net cash used in investing activities.  We use these measurements as part of our evaluation of the performance of the Company.  In addition, we believe these measures provide useful information to investors.  Please refer to the appendix at the back of this presentation for a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures.